Exhibit 21.1                                ARI Subsidiaries

Name	Location

ARI Europe B.V.	Alphen aan den Rijn, Netherlands

Project Viking II Acquisition, Inc.	Duluth, Minnesota

ARI Network Services Private Limited	Delhi, India